Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Curis, Inc. of our report dated February 8, 2024 relating to the financial statements, which appears in Curis, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 8, 2024